UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           January 16, 2013

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33404	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

 (972) 219-3330
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 16, 2013, Mark K. Wheatley has been appointed as an independent director of Uranium Resources Inc. (“URI”).  Mr. Wheatley was nominated by Resource Capital Fund V L.P. (“RCF”) as provided by the terms of the Bridge Loan Agreement, dated as of December 17, 2012, among URI, each of its subsidiaries and RCF, whereby RCF has the right to designate two nominees to URI’s Board of Directors so long as RCF holds more than 25% of URI’s common stock on a partially diluted basis.  Mr. Wheatley is the second member of the Board of Directors nominated by RCF after Mr. John Pfahl.

With Mr. Wheatley's appointment, the Company's Board of Directors now consists of five directors, including three independent directors.  Mr. Wheatley will also serve on the Company’s Audit Committee, increasing the number of members to three.  Following Mr. Wheatley’s appointment, the Company expects to regain compliance with NASDAQ rules requiring the Board of Directors to be comprised of a majority of independent directors and the Audit Committee to be comprised of at least three independent members.

Item 8.01. Other Events.

On January 16, 2013, the Company issued a press release to announce that Mark K. Wheatley was appointed as an independent director of URI effective January 16, 2013.The press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated January 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM RESOURCES, INC.

Date:	January 17, 2013	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 16, 2013